Exhibit 10.2

AGREEMENT

This Agreement entered into at the place and on the date of the last signature affixed hereto by and between

STRYKER CORPORATION, with its headquarters at 2825 Airview Boulevard, Kalamazoo, Michigan 49002 (hereinafter referred to as the "Company" or "Stryker"),

and

STRYKER ITALIA S.r.l., with registered office in Via Ghisalba 158 - 00188, Rome (Italy), (hereinafter referred to as the "Italian Subsidiary of the Company"),

on the one side and

MR.          LUCIANO         CATTANI,         an         Italian         national        residing

at________________________________, Tax Code CTTLCN45H16H647B (hereinafter referred to as "Mr. Cattani")

on the other side.

The Company and the Italian Subsidiary of the Company shall be jointly referred to as the "Companies"; the Companies and Mr. Cattani shall be jointly referred to as the "Parties."

-  whereas Mr. Cattani is currently a Group President of Stryker and the parties agree that Mr. Cattani's position as Group President and other positions with the organization will cease except as set forth herein;

-  whereas the Company intends to continue to secure the services and experience of Mr. Cattani as Executive Vice President for International Public Affairs of the Company and as a Director of the Italian Subsidiary of the Company;

-  whereas Mr. Cattani is willing to perform such services in such capacity on behalf of the Company and the Italian Subsidiary of the Company;

Now therefore, the parties agree as follows:

1.             Object

(a)       Up until the close of business on December 31, 2007, Mr. Cattani will remain in his current role as Group President and Corporate Officer of Stryker Corporation, reporting to the Chief Executive Officer of Stryker Corporation. Other than the positions set forth herein and particularly his position as Board Member of the Italian Subsidiary of the Company, Mr. Cattani shall cease his position as Group President and all other positions, either as a director or as an employee, that Mr. Cattani holds with Stryker and any other affiliated entities that are directly or indirectly controlled by Stryker, as of December 31, 2007. Mr. Cattani will execute such paperwork necessary to confirm these changes.

(b)       Mr. Cattani accepts serving in the capacity as Executive Vice President for International Public Affairs of the Company effective January 1, 2008, for the term mentioned here below in article 2 of this Agreement and the Company shall cause Mr. Cattani to be appointed as Executive Vice President for International Public Affairs of the Company. Mr. Cattani shall leave the position of President of the Board of Director of the Italian Subsidiary of the Company as of January 1, 2008, but will continue to be a member of the Board of Directors of the Italian Subsidiary of the Company. For this purpose, also pursuant to Art. 1381 of the Italian civil code, the Company undertakes to obtain the proper corporate resolutions of the Italian Subsidiary of the Company. Additionally, Mr. Cattani will be given the title of Honorary President of the Board of Directors of the Italian Subsidiary of the Company. Mr. Cattani acknowledges that the title as Honorary President is for internal purposes only and does not bestow upon him any duties, responsibilities or authority as the President of the Board of the Italian Subsidiary or related powers.

(c)       Mr. Cattani shall perform his office while based at the Italian Subsidiary's premises in Rome, Italy, but may be required to travel from time to time to any other location, to attend corporate events and/or perform activity related to his office, such as representing Stryker at Eucomed, Advamed and at any other Medical Devices Trade Association with which Stryker International entertains commercial and business contacts. In his role as Executive Vice President for International Public Affairs of the Company and as Director of the Italian Subsidiary of the Company, Mr. Cattani will receive feedback from and support by Mr. Ed Rozynski, VP Global Governmental Affairs of the Company, as well as by the team coordinated by Mr. Rozynski. To perform his duties, Mr. Cattani shall be entitled to avail himself of the assistance of the same personal assistant employed by the Italian Subsidiary of the Company at the Rome office, who will work part-time. It is further understood that, if consistent with the activities to be performed, Mr. Cattani shall be allowed to work also from his home office.

(d)       During the term of this agreement, Mr. Cattani shall devote on average at least three (3) full working days in 2008, two (2) full working days in 2009 and one (1) full working day in 2010, per week to the performance of his duties as Executive Vice President for International Public Affairs of the Company and as Director of Italian Subsidiary of the Company, with such authority, duties and responsibility as it will be decided from time to time by the CEO of the Company. Mr. Cattani shall not be bound to prefixed working hours but will dedicate as much time as may be required to perform the specific requirements of Mr. Cattani's job and of the specific issues on which he will be working.

2.            Term and termination

(a)       Mr. Cattani shall be appointed, by the competent corporate body, as Executive Vice President for International Public Affairs of the Company effective January 1, 2008. The initial term of this Agreement for both the Executive Vice President for International Public Affairs and as the Director of the Italian Subsidiary of the Company shall be for one (1) year, starting from January 1, 2008, and may be renewed, subject to the approval of both Parties, annually each following month of December and will inherently terminate on July 1, 2010, without prior written notice or indemnity in-lieu-of notice thereof.

(b)       Either party hereto may elect to terminate this Agreement at will, at any time, by giving to the other party twelve (12) months of advance written notice by means of registered letter with return receipt, any termination indemnity for Mr. Cattani being excluded for whatever reason the termination may occur. During such notice period the Company shall have the right to cancel at any time Mr. Cattani's appointment as Executive Vice President for International Public Affairs of the Company and/or Director of the Italian Subsidiary of the Company and dispense Mr. Cattani from performance of his services hereunder, it being understood that Mr. Cattani's emoluments under article 3 below and Mr. Cattani's covenant not to compete under article 7 below shall survive and remain effective until expiration. It is understood that Mr. Cattani and/or Company and/or the Italian Subsidiary of the Company may terminate this Agreement at any time without notice, should the termination occur for cause (giusta causa) including, but not limited to: (i) breach of the confidentiality covenant contained in article 6; (ii) breach of the exclusivity covenant contained in article 7; (iii) conviction of felony or embezzlement assessed with a res judicata; (iv) improper use of corporate funds or property.

(c)       Subject to the preceding paragraphs of this article and subject to article 3 below, no additional compensation or indemnity shall be due to Mr. Cattani as a consequence or in connection with the termination of this Agreement and Mr. Cattani hereby waives any claim for further payment, indemnity or damage in connection with the termination of this Agreement and/or his appointment as Executive Vice President for International Public Affairs of the Company and/or the Director of the Italian Subsidiary of the Company.

(d)       Termination of this Agreement shall entail the cancellation of Mr. Cattani's appointment both as Executive Vice President for International Public Affairs of the Company and as Director of the Italian Subsidiary of the Company unless previously cancelled as provided in clause (b) above. Mr. Cattani shall refrain from acting on behalf of the Company and the Italian Subsidiary of the Company in all respects as soon as the termination of this Agreement is effective.

3.            Office emolument and bonus

(a)       Mr. Cattani expressly waives any office emolument as Executive Vice President for International Public Affairs of the Company and as Director of the Italian Subsidiary of the Company except for the compensation hereby expressly agreed.

(b)       The Italian Subsidiary of the Company, at the direction of the Company shall pay Mr. Cattani the gross annual compensation of €386.500,00 (three hundred eighty six thousand / five hundred Euro) for the calendar year ending December 31, 2008, by monthly instalments, net of any applicable withholding tax and social security contribution under Italian law, by means of bank or postal transfer to the account that Mr. Cattani shall indicate. Subject to the renewal of this Agreement as provided for above in article 2 (a), the Company shall pay Mr. Cattani, by monthly instalments, net of any applicable withholding tax and social security contribution under Italian law: (i) for the calendar year ending December 31, 2009, a gross annual compensation of €257.600,00 (two hundred fifty seven thousand / six hundred Euro); (i) for the period running from January 1, 2010 through July 1, 2010, a gross compensation of €64.400,00 (sixty four thousand four hundred Euro). The compensation set forth herein is intended to include all the termination compensation due under the agreement currently in force and Stryker shall have no other obligation to make payments for notice period indemnities, non competition indemnities, non disclosure/non solicitation obligations, or any other compensation obligations under such agreement, which shall be terminated as of the close of business on December 31, 2007.

4.            Expenses, benefits and equipment.

(a)       The Italian Subsidiary of the Company, at the direction of the Company shall pay or reimburse Mr. Cattani for all reasonable travel and other business expenses incurred in connection with the performance of his duties, according to the current policy of the Company as it may be reasonably amended from time to time, upon presentation of expense statements duly documented in accordance with the tax provisions of Italian law on deductible expenses.

(b)       As long as Mr. Cattani will hold the position of Director of the Italian Subsidiary of the Company and of Executive Vice President for International Public Affairs of the Company, the Italian Subsidiary of the Company, at the direction of the Company shall: (i) contribute into life, accident and health insurance policies and Italian government pension program for Mr. Cattani, by making relevant payments; and (ii) provide Mr. Cattani with the same type and level of company car already assigned and driver, the latter to be used for business purposes only.

(c)       Mr. Cattani will not receive any further stock option grants from the Company. It is understood that stock options already granted to Mr. Cattani shall continue to vest according to the terms of the 1998 Stock Option Plan of Stryker Corporation and paragraph 5 (b) (iii), "retirement", of the said Plan shall apply, the latter contingent upon his termination of service as a director or employee of the Company or any of its subsidiaries, on or after his 65th birthday.

(d)       Mr. Cattani will take vacation time as needed, preferably in the period going from July to the end of August, provided that he dedicates enough time when necessary to perform his obligations provided for in this agreement, as indicated in article 1 (d) above.

5.            Ownership of Work

All business and technical data and information including trade secrets, all inventions and all works of authorship (including illustrations, writings, mask works, software and computer programs), created or conceived by Mr. Cattani during the term of this Agreement and related to the existing or contemplated business activity of the Italian Subsidiary of the Company and/or of any company of Stryker Corporation, shall belong to the Company and/or the Italian Subsidiary of the Company and/or its designees. Mr. Cattani shall promptly disclose to the Company and/or to the Italian Subsidiary of the Company all data, information, inventions and works of authorship belonging to the Company and/or the Italian Subsidiary of the Company pursuant to this paragraph and - to the maximum extent permitted by applicable law - assign to the Company and/or to Italian Subsidiary of the Company all of his interest in such inventions and works of authorship and execute any papers and do any acts which the Company and/or the Italian Subsidiary of the Company may consider necessary to secure any and all rights relating to such inventions and works of authorship, including all patents and copyrights in any country.

6.            Confidentiality

(a)       Mr. Cattani acknowledges that his relationship with the Company and the Italian Subsidiary of the Company has fiduciary and confidential aspects. Mr. Cattani will carry out his work with regularity, diligence, and professional responsibility in compliance with the policies of the Companies, the provisions of which Mr. Cattani hereby acknowledges, the instructions issued by the CEO of the Company, and the responsibilities connected to his position and duties.

(b)      All information concerning past, actual or anticipated activities or business of the Company and the Italian Subsidiary of the Company or any company of Stryker Corporation shall be considered Confidential Information for the purposes of this clause, unless indicated otherwise. Confidential Information shall include, but shall not be limited to, all technical and non technical information including patents, copyrights, trade secrets, proprietary information, techniques, drawings, models, inventions, know how, processes, apparatus, equipment, algorithms, software programs, software source documents, information concerning research, experimental work, development, design, details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

(c)       Mr. Cattani acknowledges that all classes of Confidential Information are the exclusive property of the Company and/or of the Italian Subsidiary of the Company. Mr. Cattani shall not, without the prior written consent of the Company and/or of the Italian Subsidiary of the Company, divulge to any third party or use to his own benefit, or for any purpose other than the exclusive benefit of the Company or the Italian Subsidiary of the Company, any Confidential Information.

(d)       Mr. Cattani agrees to keep as the Company's or the Italian Subsidiary of the Company's property and to treat as Confidential Information all memoranda, books, papers, letters, and all other data in any way relating to the business and affairs of the Italian Subsidiary, and all copies thereof and therefrom, whether made by Mr. Cattani or otherwise coming into Mr. Cattani's possession or control. Mr. Cattani shall immediately surrender such materials to the Company or to the Italian Subsidiary of the Company on the termination of this Agreement irrespective of the grounds therefore, or upon Company's and/or Italian Subsidiary of the Company's first demand.

(e)       By signing this Agreement, Mr. Cattani represents and acknowledges the contents of Stryker Corporation's Code of Conduct and agrees to comply with its terms.

7.            Covenant Not to Compete and Non-Solicitation

(a)       During the term of this Agreement, Mr. Cattani will use his best endeavours to satisfy and promote the interests of Stryker and its affiliated companies. No other remunerated activity in competition with the activities of the Companies is permitted during the term of this Agreement unless prior approval from the CEO of the Company has been received. Other non competing remunerated activities, including participation in Board of non competing companies, however, will be permitted, subject to prior notice to the CEO. For this purpose, it is understood that the competitiveness of such different companies with the Companies must be verified as of the moment in which the engagement is accepted. It is furthermore understood that any commitment in activity for companies other than the Italian Subsidiary of the Company, the Company and/or any other Group company shall be possible and approved provided that such commitment (a) does not impede Mr. Cattani from dedicating the time, as provided for above in article 1 (e), required to diligently perform his duties as provided for in this Agreement for the Company and for the Italian Subsidiary of the Company, or (b) is not a conflict of interest with respect to the services provided by Mr. Cattani under this Agreement.

(b)       For one year after termination of Mr. Cattani's relationship with the Company and/or the Italian Subsidiary of the Company, for whatever reason this may occur, Mr. Cattani agrees that he shall not take up or otherwise be engaged in any professional activity, directly or indirectly, as proprietor, partner, shareholder, director, officer, employee, agent, consultant, or in any other capacity or manner whatsoever, whether the same are in competition with the Company and/or the Italian Subsidiary of the Company, without the prior written authorization of the Company or the Italian Subsidiary of the Company.

(c)       For one year after the termination of Mr. Cattani's relationship with the Company and/or the Italian Subsidiary of the Company, for whatever reason this may occur, Mr. Cattani will not, directly or indirectly, hire, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee, director, consultant, or agent of the Companies and/or any other company directly or indirectly affiliated with Stryker, to terminate or discontinue his/her contract of service or other business relationship with such company.

8.            Notices

Any and all notices or any other communications regarding this Agreement shall be in writing and shall be deemed given when sent by telefax or e-mail, always followed by registered mail with return receipt, addressed to each of the parties hereto at the address set next to the name of each of them in the premises hereof or to such other address as any party hereto shall have designated by written notice to the other in the manner specified above. Either party may change its address for receipt of notices and copies by notice duly given to the other party.

9.            Headings

The descriptive words or phrases at the head of the various articles hereof are inserted only as a convenience and for reference and in no way are intended to be a part of this Agreement, or in any way define, limit or describe the scope or intent of the particular article to which they refer.

10.          Language

This Agreement shall be executed in three (3) originals, in English.

11.          Whole agreement

This Agreement replaces and supersedes all other agreements (formerly identified as "co.co.co."), both in writing and orally reached among the Parties and shall be in effect starting January 1, 2008 till July 1, 2010 if the parties agree to extend the Agreement annually as indicated in article 2(a), save for early termination as otherwise provided, and shall constitute the sole and exclusive agreement among the Parties during the above mentioned timeframe.

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12.          Governing Law and Jurisdiction

This Agreement shall be governed by the Italian law and any dispute arising from or related to validity, interpretation and enforcement of this contract shall be exclusively submitted to the Courts of Rome, Italy.

Issued in Kalamazoo, Michigan
December 6, 2007

By:	/s/ Michael W. Rude	/s/ Luciano Cattani	Dec. 6, 2007
	Michael W. Rude	Mr. Luciano Cattani	date
Vice President, Human Resources
Stryker Corporation

December 7, 2007

By:	/s/ Valter Annibaldi
Valter Annibaldi
Managing Director
Stryker Italia S.r.l.

For the purposes of article 1341 Italian Civil Code, the Parties expressly approve and agree on the following clauses of this Agreement: article 2 (b) (Termination with notice); 2 (c) (Termination without notice); 5 (Ownership of work); 6 (Confidentiality); 7 (Covenant not-to-compete and non solicitation); 12 (Governing law and jurisdiction).

Issued in Kalamazoo, Michigan
December 6, 2007

By:	/s/ Michael W. Rude	/s/ Luciano Cattani	Dec. 6, 2007
	Michael W. Rude	Mr. Luciano Cattani	date
Vice President, Human Resources
Stryker Corporation

December 7, 2007

By:	/s/ Valter Annibaldi
Valter Annibaldi
Managing Director
Stryker Italia S.r.l.